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                      Securities and Exchange Commission

                            Washington, D.C. 20549



                                   Form 8-K

                                Current Report

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) August 6, 1997
                                                         --------------

                            CalEnergy Company, Inc.
                            -----------------------
            (Exact name of registrant as specified in its charter)

     Delaware                     1-9874                   94-2213782
     --------                     ------                   ----------
     (State or other              (Commission              (IRS Employer
     jurisdiction of              File Number)             Identification No.)
     incorporation)


     302 South 36th Street, Suite 400, Omaha, NE                 68131
     -------------------------------------------------------------------
       (Address of principal executive offices)              (Zip Code)

      Registrant's Telephone Number, including area code: (402) 341-4500
                                                          --------------



                                      N/A
          ----------------------------------------------------------
         (Former name or former address, if changed since last report)



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ITEM 5.  OTHER EVENTS.

         TENDER OFFER; PROPOSED MERGER; SUBSEQUENT OFFER. On August 6, 1997, CalEnergy Company, Inc. ("CalEnergy") announced that it had executed fully underwritten financing commitments for a consensual merger (the "Proposed Merger") with New York State Electric & Gas Corporation ("NYSEG") or for a tender offer (the "Subsequent Offer") and related merger that may be commenced subsequent to the pending Tender Offer (as defined below).

         On July 15, 1997, CalEnergy advised NYSEG of its intention to commence a tender offer (the "Tender Offer") to acquire that number of shares ("NYSEG Shares") of common stock, par value $6.66 2/3 per share, of NYSEG which, together with the NYSEG Shares beneficially owned by CalEnergy, would represent 9.9% of the total number of NYSEG Shares outstanding. On July 18, 1997 CE Electric (NY), Inc., a wholly owned subsidiary of CalEnergy (the "Purchaser"), commenced the Tender Offer. The $24.50 per NYSEG Share consideration offered pursuant to the Tender Offer represents a premium of approximately 17.4% over the closing price of the NYSEG Shares on the New York Stock Exchange on June 30, 1997, the day an affiliate of CalEnergy commenced purchases of NYSEG Shares in the open market. The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, August 14, 1997, unless extended. The Tender Offer is not subject to any financing condition.

         CalEnergy also advised NYSEG on July 15, 1997 that it was prepared to negotiate a consensual merger (the "Proposed Merger") in which each outstanding NYSEG Share would be exchanged for $27.50 in cash. The $27.50 cash price represented a premium of approximately 31.74% over the closing price of the NYSEG Shares on June 30, 1997. CalEnergy and the Purchaser intend to continue to attempt to seek to negotiate the Proposed Merger with NYSEG.

         If NYSEG's Board of Directors continues to refuse to negotiate with CalEnergy and the Purchaser, CalEnergy and the Purchaser currently intend, following consummation of the Tender Offer, to commence the Subsequent Offer to acquire all of the outstanding NYSEG Shares it does not then own. The alternatives being considered by CalEnergy and the Purchaser include the Subsequent Offer for all of such NYSEG Shares. The Purchaser currently intends, as soon as practicable following consummation of the Subsequent Offer, to seek to have NYSEG consummate a merger or similar business combination with the Purchaser (the "Subsequent Merger"), pursuant to which each outstanding NYSEG Share would be converted into the right to receive cash in the same amount as received per NYSEG Share in the Subsequent Offer, and NYSEG would become a wholly owned subsidiary of CalEnergy. The Subsequent Offer would be expected to be subject to a number of conditions to which the Tender Offer is not subject, including the receipt of all required regulatory approvals and certain other conditions.

         SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required to purchase the NYSEG Shares in the Tender Offer will be approximately $165 million. The Purchaser will obtain such funds through a capital contribution by CalEnergy from available cash.

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         The Purchaser estimates that, following consummation of the Tender
Offer, funds in an aggregate amount of approximately $1.7 billion would be required to purchase the NYSEG Shares in the Proposed Merger at the proposed merger price of $27.50 per NYSEG Share. This estimate is based on the number of NYSEG Shares outstanding as reported in NYSEG's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997. The Purchaser expects to obtain such funds through various borrowings by the Purchaser from commercial banks and through capital contributions to the Purchaser by CalEnergy. CalEnergy presently expects that the source of funds for its capital contributions to Purchaser will include the proceeds of the Offerings (as defined below), various borrowings by CalEnergy and CalEnergy's corporate funds. CalEnergy presently plans, subject to market conditions, to issue certain equity, equity-related and debt securities in public and/or private offerings (the "Offerings") on a prompt basis, the equity and equity-related component of which is not currently expected to exceed approximately $550 million. On August 5, 1997, CalEnergy and certain subsidiary trusts filed a shelf registration statement relating to common stock, preferred stock and debt securities, which may be issued from time to time for various purposes in amounts up to $1.5 billion in the aggregate.

         THE PURCHASER CREDIT FACILITIES. CalEnergy and the Purchaser have entered into a senior bank financing commitment letter agreement with CSFB (the "CSFB Commitment Agreement") providing for a binding commitment by CSFB to provide up to $1 billion under a term loan and revolving credit facility to the Purchaser in connection with consummating the Proposed Merger or the Subsequent Offer and the Subsequent Merger, to provide for the payment of transaction expenses and to provide working capital for the Purchaser and NYSEG.

         The CSFB Commitment Agreement contemplates (i) a 5-year term loan facility of up to $650 million (the "Term Loan Facility"); and (ii) a 5-year revolving credit facility of up to $350 million (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Purchaser Credit Facilities").

         The proceeds of the Purchaser Credit Facilities shall be used to (i) finance the acquisition of NYSEG Shares pursuant to the Proposed Merger or the Subsequent Offer and the Subsequent Merger at a price of up to $27.50 per NYSEG Share; (ii) refinance existing indebtedness of NYSEG after giving effect to the Proposed Merger or the Subsequent Merger; (iii) pay related fees and expenses in connection with the Proposed Merger or the Subsequent Offer and the Subsequent Merger; and (iv) provide for the working capital and general corporate needs of the Purchaser, NYSEG and their subsidiaries.

         The Purchaser Credit Facilities will be secured by (i) the capital stock of the Purchaser; (ii) the NYSEG Shares owned by the Purchaser or any of its affiliates; and (iii) certain other properties and assets of the Purchaser.

         Interest on loans borrowed under the Purchaser Credit Facilities will be payable, at the election of the borrowers, at either a Base Rate (the higher of CSFB's announced prime commercial lending rate or the daily federal funds rate plus 0.50%) or Eurodollar Rate (the rate for U.S. Dollar deposits as reported by the British Bankers' Association as adjusted for applicable reserves), plus interest margins determined according to a ratings grid based on the Purchaser's senior unsecured debt rating.

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         CSFB's commitment under the Purchaser Credit Facilities will terminate on (x) October 15, 1997 unless definitive credit documentation mutually acceptable to the parties has been executed and delivered, and (y) December 31, 1998, unless the initial borrowing thereunder has occurred on or prior to such date.

         The obligations of CSFB under the CSFB Commitment Agreement are subject, among other things, to the following conditions: (i) the preparation, execution and delivery of mutually acceptable loan documentation; (ii) the absence of certain material adverse changes; (iii) CSFB's reasonable satisfaction with its due diligence with respect to the Proposed Merger or the Subsequent Offer and the Subsequent Merger; (iv) not less than 66-2/3% of the NYSEG Shares being owned by the Purchaser or having been tendered and not withdrawn pursuant to the Subsequent Offer; and (v) execution of satisfactory documentation providing for the Proposed Merger or the Subsequent Offer and the Subsequent Merger.

         The definitive documentation relating to the Purchaser Credit Facilities will contain representations, warranties, covenants, events of default and conditions customary for transactions of this size and type. CalEnergy has agreed to pay certain fees to CSFB with respect to the Purchaser Credit Facilities which, in the aggregate, are not material to the transactions described herein.

         THE AMENDED AND RESTATED $250 MILLION CREDIT FACILITY. CalEnergy has entered into a senior bank financing commitment letter agreement with CSFB and Lehman Commercial Paper, Inc. ("Lehman") providing binding commitments to amend and restate its existing $100 million revolving credit facility to provide for an unsecured revolving loan and standby letter of credit facility in the aggregate amount of $250 million (the "$250 Million Credit Facility").

         The term of the $250 Million Credit Facility will be three years, extendible on the second and third anniversaries of the closing for a period of one year, at CalEnergy's request with the consent of the lending banks.

         Loans under the $250 Million Credit Facility will bear interest, at CalEnergy's election, at either (i) a Base Rate equal to the higher of the rate announced from time to time by CSFB as its prime commercial lending rate or the daily federal funds rate plus .50%, or (ii) a Eurodollar Rate (the rate for U.S. Dollar deposits as reported by the British Bankers' Association as adjusted for applicable reserves), plus, in each case, an interest margin based on the credit rating of CalEnergy's senior unsecured long-term debt.

         The commitment to provide the $250 Million Credit Facility is subject to customary conditions for a facility of this size and type, including without limitation, (a) the preparation, execution and delivery of mutually acceptable loan and credit documentation; and (b) the absence of any material adverse change in the business, assets, operations, properties, prospects or condition (financial or otherwise) of CalEnergy and its subsidiaries, taken as a whole, since December 31, 1996. The commitment will terminate on October 15, 1997 unless definitive credit documentation mutually acceptable to the parties has been executed and delivered.

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         The definitive documentation relating to the $250 Million Credit
Facility will contain representations, warranties, covenants (including, without limitation, restrictions on the use of net cash proceeds from asset dispositions, limitations on the incurrence of debt and restrictions on acquisitions), events of default and conditions customary for transactions of this size and type. CalEnergy has agreed to pay certain fees to CSFB and Lehman with respect to the $250 Million Credit Facility which, in the aggregate, are not material to the transactions described herein.

         THE NEW $150 MILLION CREDIT FACILITY. CalEnergy has entered into a senior bank financing commitment letter agreement with CSFB and Lehman providing a binding commitment for an unsecured revolving credit facility in the aggregate amount of $150 million (the "$150 Million Credit Facility").

         The term of the $150 Million Credit Facility will be three years, extendible on the second and third anniversaries of the closing for a period of one year, at CalEnergy's request with the consent of the lending banks.

         Interest on loans under the $150 Million Credit Facility will be payable at spreads which vary depending on CalEnergy's senior unsecured long-term debt ratings. The spreads vary from 0.75% to 2.25% above Eurodollar Rate (the rate for U.S. Dollar deposits as reported by the British Bankers' Association as adjusted for applicable reserves) or from 0.00% to 1.00% above Base Rate (the higher of CSFB's announced prime commercial lending rate or the daily federal funds rate plus 0.50%). CalEnergy may elect to incur loans at either Eurodollar Rate or Base Rate.

         The commitment to provide the $150 Million Credit Facility is subject to customary conditions for a facility of this size and type, and conditions to be agreed upon, if applicable, including without limitation, (a) the preparation, execution and delivery of mutually acceptable loan and credit documentation; and (b) the absence of any material adverse change in the business, assets, operations, properties, prospects or condition (financial or otherwise) of CalEnergy and its subsidiaries, taken as a whole, since December 31, 1996. The commitment will terminate on August 5, 1998, unless definitive credit documentation mutually acceptable to the parties has been executed and delivered.

         The definitive documentation relating to the $150 Million Credit Facility will contain representations, warranties, covenants (including, without limitation, restrictions on the use of net cash proceeds from asset dispositions, limitations on the incurrence of debt and restrictions on acquisitions), events of default and conditions customary for transactions of this size and type. CalEnergy has agreed to pay certain fees to CSFB and Lehman with respect to the $150 Million Credit Facility which, in the aggregate, are not material to the transactions described herein.

         THE BRIDGE FACILITY. CalEnergy presently plans, subject to market conditions, to issue securities in the Offerings on a prompt basis. To the extent that the net proceeds of the Offerings result in less than $500 million of net proceeds to CalEnergy, CalEnergy would then require bridge loan financing. In order to provide for such bridge financing, if required, CalEnergy has entered into a fully underwritten bridge loan financing commitment letter agreement with CSFB First Boston ("CSFB") and LB I Group Inc. ("LBI") providing for a binding commitment by

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CSFB and LBI to provide an unsecured bridge loan facility for an amount of up to $500,000,000, less the amount of net proceeds, if any, raised in the Offerings (the "Bridge Facility").

         The commitment shall terminate 364 days after the execution of the Bridge Facility commitment letter agreement unless the lenders shall have extended the term in writing. Interest on the bridge loans, if any, borrowed under the Bridge Facility would be payable at a rate per annum equal to the 3 Month Adjusted LIBOR (LIBOR plus statutory reserves) plus the "Applicable Spread". If the Bridge Facility were to be funded, then the Applicable Spread would initially be 600 basis points and would increase by 100 basis points at the end of the six month period following the funding of the Bridge Facility, if applicable, and by an additional 50 basis points at the end of each three month period thereafter, if applicable, until maturity, subject to certain limitations. In the event that the LIBOR rate cannot be determined or a LIBOR rate loan may not be lawfully maintained by a lender, then interest shall accrue at the Base Rate (the higher of CSFB's announced prime commercial lending rate less 200 basis points and the federal funds effective rate plus 50 basis points) plus the Applicable Spread.

         If the Bridge Facility were to be funded, then the bridge loans would mature 364 days thereafter.

         CSFB's and LBI's commitment to provide the Bridge Facility is subject to certain customary conditions including (i) the execution of satisfactory documentation providing for the Proposed Merger or the Subsequent Offer and the Subsequent Merger; (ii) not less than 66-2/3% of the NYSEG Shares being owned by the Purchaser or having been tendered and not withdrawn pursuant to the Subsequent Offer; (iii) the absence of any material adverse change in the business, assets, operations, properties, prospects or condition (financial or otherwise) of CalEnergy and its subsidiaries, taken as a whole, or NYSEG and its subsidiaries, taken as a whole, since December 31, 1996; and (iv) mutually satisfactory definitive documentation being executed. The definitive documentation relating to the Bridge Facility is expected to contain representations, warranties, covenants, events of default and conditions customary for transactions of this size and type. CalEnergy has agreed to pay certain fees to CSFB and LBI with respect to the Bridge Facility which, in the aggregate, are not material to the transactions described herein.

         Miscellaneous. The foregoing description of each of the Bridge Facility commitment letter agreement, the $150 Million Credit Facility commitment letter agreement, the $250 Million Credit Facility commitment letter agreement and the CSFB Commitment Agreement is qualified in its entirety by reference to the text thereof filed as an exhibit hereto.

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Item 7.  Financial Statements and Exhibits.

         Exhibits.

         99.1 Press Release, dated August 6, 1997, issued by CalEnergy Company, Inc.

         99.2  CSFB Commitment Agreement for the Purchaser Credit Facilities

         99.3  $250 Million Credit Facility Commitment Letter Agreement

         99.4  $150 Million Credit Facility Commitment Letter Agreement

         99.5  Bridge Facility Commitment Letter Agreement

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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CalEnergy Company, Inc.



                                       By:  /s/ Steven A. McArthur
                                          ----------------------------------
                                               Steven A. McArthur
                                               Senior Vice President,
                                               General Counsel and Secretary


Dated:  August 6, 1997





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                                EXHIBIT INDEX
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Exhibit No.    Description
-----------    -----------

   99.1        Press Release, dated August 6, 1997, issued by CalEnergy
               Company, Inc.

   99.2        CSFB Commitment Agreement for the Purchaser Credit Facilities

   99.3        $250 Million Credit Facility Commitment Letter Agreement

   99.4        $150 Million Credit Facility Commitment Letter Agreement

   99.5        Bridge Facility Commitment Letter Agreement